SCHEDULE 13G

                Under the Securities Exchange Act of 1934
                      (Amendment No. ------------)

                         American Express Co.
------------------------------------------------------------------------
                         (Name of Issuer)

                               Common
------------------------------------------------------------------------
                   (Title of Class of Securities)

                              025816109
------------------------------------------------------------------------
                            (CUSIP Number)

Check the following box if a fee is being paid with this statement /_/. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities
Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other previsions of the
Act (however, see the Notes)
Item 1(a) 	NAME OF ISSUER
	American Express Co.
Item 1(b)	ADDRESS OF ISSUERS PRINCIPAL EXECUTIVE OFFICES
	200 Vesey St. 49th Floor
	New York, NY 10285
Item 2(a)	NAME OF PERSON FILING
	DAVIS SELECETED ADVISERS L.P. for
	Abar Foundation
	AEP
	Atlanta G & L
	Atmos Energy
	Avon Old Farms
	Bowne & Co.
	Catholic Mutual
	Champa Trust
	Davis Ptrns Fnd
	DCSF
	Del Labs PenPl
	Del Labs-Lacrss
	DetroitLaborers
	DFF
	DNE Corp
	DNYVF
	DVaraFinancial
	DVaraValue
	ElectAnnu
	ElectPens
	Emma Willard
	Fishkind LLC
	G Depreciation
	G Foundation
	G Pension
	Galveston
	Georgia Corp
	Gonzaga Univ
	GrangeFT
	Hathaway
	Hirsch
	Hoff Family Tr.
	Lewis & Roca
	MassMPrt
	MassMVar
	Masters Select
	Mattin A
	Mattin B
	Medcen
	MennenFT
	Methodist Home
	MetLife SIP
	Milder CP
	Minn Retail
	MIT Financial
	MIT Value
	Mt. Sinai
	Mutual Protect
	NASD
	NASDRegulation
	NedsIsland
	NM Mutual
	Noramco Davis
	NYC Superior
	Omaha
	Plumber
	Polaris
	Pru Focused Val
	Prudential SP
	Quadsan
	Rappaport
	RL Polk
	SAS
	Scudder - SVS
	SicavDFF
	SicavDVF
	SSB Large Cap V
	Stobie Creek
	Style Select
	StyleLCV
	Suburban Prop
	SunLifeFin'l
	SunLifeValue
	Tallahassee
	Temple
	Union Dale
	Via
	Volvo
	Wallace Retire
	Wellstar
	Zenith
	APL
	PRU
	MSD
	PW
	SSMB
	RAYMOND JAMES
	AGES
	PIPER
	CIBC-OPP
	MCD
	MK
	MESIROW
	CIBC WOOD GUNDY
Item 2(b)	ADDRESS OF PRINCIPAL BUSINESS OFFICE
	Davis Selected Advisers, L.P.
	2949 East Elvira Road, Suite 101
	Tucson, Arizona 85706
Item 2(c)	CITIZENSHIP
	Colorado Limited Partnership
Item 2(d)	TITLE OF CLASS OF SECURITIES
	Common Stock
Item 2(e)	CUSIP NUMBER
	025816109
Item 3	FIELD PURSUANT TO RULE 13d-1(b)
	(e) [X] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
Item 4 	OWNERSHIP
	(a) Amount beneficially owned	68,371,934 shares
	Abar Foundation			11,400
	AEP				356,400
	Atlanta G & L			47,400
	Atmos Energy			44,800
	Avon Old Farms			7,700
	Bowne & Co.			22,600
	Catholic Mutual			11,900
	Champa Trust			16,900
	Davis Ptrns Fnd			122,000
	DCSF				17,050
	Del Labs PenPl			5,295
	Del Labs-Lacrss			490
	DetroitLaborers			106,600
	DFF				2,299,000
	DNE Corp			7,800
	DNYVF				36,410,100
	DVaraFinancial			34,100
	DVaraValue			432,900
	ElectAnnu			74,400
	ElectPens			130,600
	Emma Willard			15,500
	Fishkind LLC			12,100
	G Depreciation			16,600
	G Foundation			6,400
	G Pension			7,900
	Galveston			12,300
	Georgia Corp			130,800
	Gonzaga Univ			21,500
	GrangeFT			30,000
	Hathaway			21,800
	Hirsch				8,900
	Hoff Family Tr.			14,700
	Lewis & Roca			8,900
	MassMPrt			914,100
	MassMVar			68,400
	Masters Select			283,200
	Mattin A			10,800
	Mattin B			10,800
	Medcen				8,100
	MennenFT			49,500
	Methodist Home			75,500
	MetLife SIP			86,600
	Milder CP			18,900
	Minn Retail			94,500
	MIT Financial			38,300
	MIT Value			196,400
	Mt. Sinai			47,000
	Mutual Protect			10,500
	NASD				38,000
	NASDRegulation			41,200
	NedsIsland			31,800
	NM Mutual			15,200
	Noramco Davis			14,700
	NYC Superior			34,500
	Omaha				15,900
	Plumber				12,700
	Polaris				3,947,900
	Pru Focused Val			384,600
	Prudential SP			164,600
	Quadsan				13,800
	Rappaport			9,000
	RL Polk				13,600
	SAS				9,892,800
	Scudder - SVS			167,100
	SicavDFF			33,200
	SicavDVF			544,200
	SSB Large Cap V			88,500
	Stobie Creek			31,500
	Style Select			50,100
	StyleLCV			41,100
	Suburban Prop			25,100
	SunLifeFin'l			13,500
	SunLifeValue			52,800
	Tallahassee			52,800
	Temple				4,400
	Union Dale			10,800
	Via				12,700
	Volvo				19,800
	Wallace Retire			51,500
	Wellstar			20,100
	Zenith				1,520,000
	APL				3,191,225
	PRU				1,534,492
	MSD				1,369,998
	PW				1,025,838
	SSMB				833,268
	RAYMOND JAMES			385,734
	AGES				10,640
	PIPER				76,859
	CIBC-OPP			112,620
	MCD				31,335
	MK				32,810
	MESIROW				17,545
	CIBC WOOD GUNDY			635
(b) Percent of class			5.12%
	Abar Foundation			0.00%
	AEP				0.03%
	Atlanta G & L			0.00%
	Atmos Energy			0.00%
	Avon Old Farms			0.00%
	Bowne & Co.			0.00%
	Catholic Mutual			0.00%
	Champa Trust			0.00%
	Davis Ptrns Fnd			0.01%
	DCSF				0.00%
	Del Labs PenPl			0.00%
	Del Labs-Lacrss			0.00%
	DetroitLaborers			0.01%
	DFF				0.17%
	DNE Corp			0.00%
	DNYVF				2.73%
	DVaraFinancial			0.00%
	DVaraValue			0.03%
	ElectAnnu			0.01%
	ElectPens			0.01%
	Emma Willard			0.00%
	Fishkind LLC			0.00%
	G Depreciation			0.00%
	G Foundation			0.00%
	G Pension			0.00%
	Galveston			0.00%
	Georgia Corp			0.01%
	Gonzaga Univ			0.00%
	GrangeFT			0.00%
	Hathaway			0.00%
	Hirsch				0.00%
	Hoff Family Tr.			0.00%
	Lewis & Roca			0.00%
	MassMPrt			0.07%
	MassMVar			0.01%
	Masters Select			0.02%
	Mattin A			0.00%
	Mattin B			0.00%
	Medcen				0.00%
	MennenFT			0.00%
	Methodist Home			0.01%
	MetLife SIP			0.01%
	Milder CP			0.00%
	Minn Retail			0.01%
	MIT Financial			0.00%
	MIT Value			0.01%
	Mt. Sinai			0.00%
	Mutual Protect			0.00%
	NASD				0.00%
	NASDRegulation			0.00%
	NedsIsland			0.00%
	NM Mutual			0.00%
	Noramco Davis			0.00%
	NYC Superior			0.00%
	Omaha				0.00%
	Plumber				0.00%
	Polaris				0.30%
	Pru Focused Val			0.03%
	Prudential SP			0.01%
	Quadsan				0.00%
	Rappaport			0.00%
	RL Polk				0.00%
	SAS				0.74%
	Scudder - SVS			0.01%
	SicavDFF			0.00%
	SicavDVF			0.04%
	SSB Large Cap V			0.01%
	Stobie Creek			0.00%
	Style Select			0.00%
	StyleLCV			0.00%
	Suburban Prop			0.00%
	SunLifeFin'l			0.00%
	SunLifeValue			0.00%
	Tallahassee			0.00%
	Temple				0.00%
	Union Dale			0.00%
	Via				0.00%
	Volvo				0.00%
	Wallace Retire			0.00%
	Wellstar			0.00%
	Zenith				0.11%
	APL				0.24%
	PRU				0.12%
	MSD				0.10%
	PW				0.08%
	SSMB				0.06%
	RAYMOND JAMES			0.03%
	AGES				0.00%
	PIPER				0.01%
	CIBC-OPP			0.01%
	MCD				0.00%
	MK				0.00%
	MESIROW				0.00%
	CIBC WOOD GUNDY			0.00%
(c) Number of shares as to which such person has:

	(i)   sole power to vote or to direct the vote

		Davis Selected Advisers, L. P.  68,371,934

	(ii)  shared power to vote to direct the vote
			N/A
	(iii) sole power to dispose or to direct  the disposition of

	       Davis Selected Advisers, L. P.	68,371,934
	(iv) shared power to dispose or to direct the disposition of N/A

Item 5	Not applicable

Item 6	Not applicable

Item 7	Not applicable

Item 8 	Not applicable

Item 9	Not applicable

Item 10	CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer or such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

	SIGNATURE	/s/ Anthony Frazia

	PRINT		Anthony Frazia, Chief Compliance Officer

	DATE		March 6, 2002